UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Crown Crafts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CROWN CRAFTS, INC.
916 South Burnside Avenue
Gonzales, Louisiana 70737
(225) 647-9100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2008

To the Stockholders of Crown Crafts, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Crown Crafts, Inc. will be held at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 12, 2008, at 10:00 a.m., central daylight time, for the following purposes:

(i) to elect two members to the board of directors to hold office for a three-year term; and

(ii) to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items of business are described in the attached proxy statement. The board of directors has fixed June 13, 2008 as the record date to determine the stockholders entitled to notice of and to vote at the annual meeting. Only those stockholders of record of Crown Crafts Series A common stock as of the close of business on that date will be entitled to vote at the annual meeting or at any adjournment or postponement thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT THE PROXY CARD PROVIDED WITH THIS PROXY STATEMENT BY INTERNET, TELEPHONE OR MAIL TO ENSURE THE PRESENCE OF A QUORUM. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY DELIVERING TO CROWN CRAFTS A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY CARD BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

By Order of the Board of Directors,

Olivia Elliott
Secretary/Treasurer

Gonzales, Louisiana
July 8, 2008

i

CROWN CRAFTS, INC.
916 South Burnside Avenue
Gonzales, Louisiana 70737

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2008

PROXY SOLICITATION

This proxy statement and the accompanying form of proxy (which were first sent or given to stockholders on or about July 8, 2008) are furnished to stockholders of Crown Crafts in connection with the solicitation by and on behalf of the board of directors of the Company of proxies for use at the annual meeting of the Company’s stockholders to be held at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana, on August 12, 2008, at 10:00 a.m., central daylight time, and any adjournment or postponement thereof.

The annual meeting is being held for the following purposes:

(i) to elect two members to the board of directors to hold office for a three-year term; and

(ii) to transact any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

VOTING INFORMATION

Record Date

Only holders of record of Crown Crafts Series A common stock at the close of business on the record date, June 13, 2008, are entitled to notice of and to vote at the annual meeting. As of the record date, there were 9,367,984 shares of Crown Crafts Series A common stock outstanding and entitled to vote at the annual meeting, held by approximately 455 holders of record. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours for a period of ten days before the annual meeting. Each holder of Crown Crafts Series A common stock is entitled to one vote for each share of Crown Crafts Series A common stock he or she owned as of the record date.

Quorum and Vote Required

A quorum of stockholders is necessary to transact business at the annual meeting. The presence, in person or by proxy, of shares of Crown Crafts Series A common stock representing a majority of shares of Crown Crafts Series A common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum.

Directors are elected by a plurality of the votes cast, which means the two nominees who receive the largest number of properly cast votes will be elected as directors of Crown Crafts. Cumulative voting is not permitted. If a quorum is not present at the annual meeting, then it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

As of the record date, the Company’s directors and executive officers as a group beneficially owned and were entitled to vote approximately 1,041,832 shares of Crown Crafts Series A common stock, or approximately 11.1% of the outstanding shares of Crown Crafts Series A common stock on that date. This amount excludes approximately 10,310 shares of the Crown Crafts Series A common stock held by members of the immediate families of certain officers and directors of Crown Crafts with respect to which such officers and directors disclaim beneficial ownership.

Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates, who beneficially owned in the aggregate 15.6% of the outstanding shares of Crown Crafts Series A common stock as of the record date, have agreed to vote their shares of Crown Crafts Series A common stock in favor of the Company’s nominees at the annual meeting.

Voting Your Shares

You may vote by proxy or in person at the annual meeting.

Voting in Person.  If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

Voting by Proxy.  You should vote your proxy on the enclosed proxy card even if you plan to attend the annual meeting. You can always change your vote at the annual meeting. Your latest dated vote before the annual meeting will be the vote counted. Voting instructions are included on your proxy card. If you properly grant your proxy and submit it to the Company in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted “for” the election of all of the director nominees. If other matters properly come before the annual meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion.

You may submit your proxy through the mail by completing your proxy card and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. You may also deliver your voting instructions by telephone or over the Internet. Instructions for voting by telephone or over the Internet may be found on your proxy card.

If you are not the record holder of your shares, you must provide the record holder of your shares with instructions on how to vote your shares. If your shares are held by a bank, broker or other nominee, that bank, broker or nominee may allow you to deliver your voting instructions by telephone. If your shares are held by a broker, you may also be allowed to deliver your voting instructions over the Internet. Stockholders whose shares are held by a bank, broker or other nominee should refer to the voting instruction card forwarded to them by that bank, broker or other nominee holding their shares.

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the annual meeting by (i) delivering to the secretary of Crown Crafts a signed notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (ii) granting a new proxy, relating to the same shares and bearing a later date, or (iii) attending the annual meeting and voting in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Abstentions and Broker Non-Votes

Shares of Crown Crafts Series A common stock held by persons attending the annual meeting but not voting, and shares of Crown Crafts Series A common stock for which the Company has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting.

Because directors are elected by a plurality of votes cast, abstentions will not be counted in determining which nominees received the largest number of votes cast.

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these cases, and in cases where the stockholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the annual meeting, those shares will not be counted in determining the number of votes cast with respect to those matters.

Solicitation of Proxies

Crown Crafts will bear the costs of printing and mailing this proxy statement, as well as all other costs incurred on behalf of the Company’s board of directors in connection with its solicitation of proxies from the holders of Crown Crafts Series A common stock. In addition, directors, officers and employees of Crown Crafts and its subsidiaries may solicit proxies by mail, personal interview, telephone or facsimile transmission without additional compensation. Arrangements also will be made with brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Crown Crafts Series A common stock not beneficially owned by them, for forwarding these proxy materials to, and obtaining proxies from, the beneficial owners of such stock entitled to vote at the annual meeting. Crown Crafts will reimburse these persons for their reasonable expenses incurred in doing so.

Other Business

The Company does not expect that any matter other than the proposals presented in this proxy statement will be brought before the annual meeting. However, if other matters are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the annual meeting, please contact Olivia Elliott at (225) 647-9124 or write to Ms. Elliott at the following address: P.O. Box 1028, Gonzales, Louisiana 70707.

CORPORATE GOVERNANCE

Strong corporate governance is an integral part of the Company’s core values. The Company is committed to maintaining sound corporate governance principles and practices that allocate rights and responsibilities among its stockholders, board of directors and management in a manner that benefits the long-term interests of the Company and that are designed not merely to satisfy regulatory requirements but also to provide for effective oversight and management of the Company.

The board of directors has recently taken a number of steps to enhance the Company’s governance. These changes were the result of the board’s regular process of reviewing its corporate governance practices in light of proposed and adopted laws and regulations, the practices of other leading companies, the recommendations of various corporate governance authorities and the expectations of the Company’s stockholders.

Board of Directors

The board of directors of Crown Crafts is responsible for establishing broad corporate policies of the Company, monitoring the Company’s overall performance and ensuring that the Company’s activities are conducted in a responsible and ethical manner. However, in accordance with well-established corporate legal principles, the board of directors is not involved in the Company’s day-to-day operating matters. Members of the board are kept informed about the Company’s business by participating in board and committee meetings, by reviewing analyses and reports provided to them by the Company and through discussions with the chairman of the board and officers of the Company.

Director Independence

Each non-employee member of the board is “independent,” as defined for purposes of the rules of the SEC and the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. For a director to be considered independent, the board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all directors and employees, including the Company’s chief executive officer and chief financial officer. The Code of Business Conduct and Ethics covers such topics as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, health and safety, confidentiality, payments to governmental personnel and compliance procedures. The Code of Business Conduct and Ethics is posted on the Company’s website at www.crowncrafts.com. The Company intends to post on its website any amendments to, or waivers from, the Code of Business Conduct and Ethics.

Certain Relationships and Related Transactions

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest. Accordingly, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are circumstances where such transactions may be in, or not inconsistent with, the best interests of the Company. The Company and the audit committee review all relationships and transactions in which the Company and such related persons are participants on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate.

On February 19, 2008, the Company purchased 141,520 shares of its common stock from E. Randall Chestnut, the Company’s President and Chief Executive Officer. The shares were repurchased under the Company’s stock repurchase plan at a price of $3.65 per share, the closing price of the Company’s common stock on Friday, February 15, 2008, which was the most recent trading day prior to the repurchase. The total purchase price paid to Mr. Chestnut was approximately $517,000.

Crown Crafts Infant Products, Inc., a wholly-owned subsidiary of the Company, employs Gary Freeman, who is the spouse of Nanci Freeman, the President and Chief Executive Officer of Crown Crafts Infant Products. Mr. Freeman serves as Vice President — Warehousing and Distribution of Crown Crafts Infant Products. Mr. Freeman’s base salary as of the end of fiscal year 2008 was $139,771, and he earned a bonus for fiscal year 2008 in the amount of $38,437. The compensation paid to Mr. Freeman is commensurate with that of his peers.

Board Committees and Meetings

During fiscal year 2008, the Company’s board of directors had the following standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the capital committee. In addition, the board of directors in June 2008 established a strategic review committee. Committee membership and the responsibilities assigned by the board of directors to each of these committees are briefly described below.

The board of directors met 12 times during fiscal year 2008. Each director attended 100% of the total number of meetings of the board and committees of which he was a member during fiscal year 2008. Seven directors attended the Company’s annual meeting held in fiscal year 2007, and all members of the board have been requested to attend the 2008 annual meeting.

Audit Committee

The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is currently comprised of three members, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the audit committee’s duties. See “Audit Committee Disclosure — Report of the Audit Committee.” The current members of the audit committee are Donald Ratajczak (Chairman), James A. Verbrugge and William T. Deyo, Jr. The audit committee represents the board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements and system of internal controls and the Company’s compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor; and providing an avenue of communication among the independent auditor, management and the board. The audit committee met six times during fiscal year 2008, including five meetings at which executive sessions were held with the Company’s independent auditors. In addition, the chairman of the audit committee met separately with the Company’s independent auditors once during that same period.

Compensation Committee

The compensation committee is currently comprised of three directors, Zenon S. Nie (Chairman), Sidney Kirschner and Frederick G. Wasserman, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the compensation committee’s duties. The compensation committee does not have a written charter. The duties of the compensation committee are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s chief executive officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. The compensation committee met four times during fiscal year 2008. In addition, the chairman of the compensation committee met with the Company’s independent compensation consultant twice during that same period.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of three directors, Zenon S. Nie (Chairman), William T. Deyo, Jr. and Donald Ratajczak, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the nominating and corporate governance committee’s duties. The nominating and corporate governance committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the nominating and corporate governance committee’s responsibilities and how it should carry them out. The complete text of the nominating and corporate governance committee charter is available on the Company’s website at www.crowncrafts.com.

The nominating and corporate governance committee has the general responsibility for overseeing the Company’s corporate governance practices and for identifying, reviewing and recommending to the board individuals for election to the board. The committee will also consider any director candidate proposed in good faith by a stockholder of the Company. To do so, a stockholder should send the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to the corporate secretary of the Company. The proposing stockholder should also include his or her contact information and a statement of his or her share ownership (how many shares of the Company owned and for how long), as well as any other information required by the Company’s bylaws. The committee will evaluate candidates based on their financial literacy, business acumen and experience, “independence”, and willingness, ability and availability for service. The nominating and corporate governance committee, which was established in November 2007, met four times during fiscal year 2008.

Capital Committee

The capital committee is currently comprised of three directors, William T. Deyo, Jr. (Chairman), Zenon S. Nie and Frederick G. Wasserman, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are, in the opinion of the board, free from any relationship that would interfere with the exercise of their independent judgment in the discharge of the capital committee’s duties. The capital committee determines whether to effect any stock repurchase transactions and what the terms and conditions of any such repurchase would be. The capital committee met five times during fiscal year 2008.

Strategic Review Committee

The strategic review committee is comprised of three directors, Sidney Kirschner (Chairman), E. Randall Chestnut and Frederick G. Wasserman. The committee has been given responsibility for developing, and for reviewing, evaluating and recommending to the board the merits of, the various strategic options available to the Company to enhance stockholder value. The committee is also charged with reviewing the strategic planning process of the Company and strategic plans developed and implemented by management. The committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the committee’s responsibilities and how it should carry them out. The complete text of the strategic review committee charter is available on the Company’s website at www.crowncrafts.com.

Communication with the Board and its Committees

Any stockholder may communicate with the board by directing correspondence to the board, any of its committees or one or more individual members, in care of the corporate secretary, at Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

The Company has a classified board currently consisting of three Class I directors (E. Randall Chestnut, William T. Deyo, Jr. and Frederick G. Wasserman), two Class II directors (Sidney Kirschner and Zenon S. Nie) and three Class III directors (Donald Ratajczak, James A. Verbrugge and Joseph Kling). At each annual meeting of stockholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. The Class III directors currently serve until the 2008 annual meeting, and the Class I and Class II directors currently serve until the annual meetings of stockholders to be held in 2010 and 2009, respectively.

James A. Verbrugge, currently a Class III director, previously notified the Company that he would not stand for re-election to the Company’s board at the 2008 annual meeting. Pursuant to the Company’s bylaws, the board of directors has since fixed its membership at seven directors effective as of the time of the 2008 annual meeting, after which the Class III directors will consist of two members.

At the 2008 annual meeting, two Class III directors will be elected to hold office until the 2011 annual meeting of stockholders of the Company. The board of directors has unanimously nominated Donald Ratajczak and Joseph Kling as Class III nominees for election to the board of directors. Each of these nominees presently serves on the board of directors of the Company.

The proxy holder intends to vote “for” the election of the named nominees unless you have specifically indicated by proper proxy on the proxy card that your shares should be withheld from voting for any or all of these nominees. If at the time of the annual meeting any nominee is unavailable or unwilling to serve as a director, the proxies will be voted for the remaining nominees and for any other person designated by the board of directors as a nominee. Proxies cannot be voted at the annual meeting for a greater number of persons than the number of nominees named.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR each of the Class III nominees discussed below. Proxies will be voted FOR the election of these nominees unless otherwise specified.

Class III Nominees

The following persons are the nominees for Class III directorships with terms ending in 2011.

Name	Age	Director Since

Donald Ratajczak	65	2001
Joseph Kling	78	2008

Dr. Donald Ratajczak is a consulting economist and the former Chairman and Chief Executive Officer of Brainworks Ventures, Inc., an enterprise development company he founded in 2000. He is also Regent’s Professor Emeritus of the Robinson College of Business at Georgia State University. From 1997 to 2000, he was Regent’s Professor of Economics at Georgia State University, and from 1973 to 1997, he was a Professor or Associate Professor in that department. He was also the founder and Director of the Economic Forecasting Center at Georgia State University from 1973 to 2000. He is a member of the Board of Directors of each of Ruby Tuesday, Inc., Assurance America Corporation and Citizens Bankshares Corporation.

Joseph Kling is currently, and has been since 1989, a consultant to various companies in the toy industry and the infant and juvenile apparel industries, providing consulting and advisory services to companies in connection with mergers and acquisitions, as well as acquisitions of intellectual property licenses and rights. Since April 1991, Mr. Kling has served as president and chief executive officer of MLJ, Inc., his privately-held consulting company. From 1988 to 2007, Mr. Kling served as a member of the board of directors of Russ Berrie and Company, Inc., an NYSE-listed company and a leader in the gift and juvenile products industry. He also served as a member of the compensation committee and audit committee of the board of directors of Russ Berrie. From 1985 to 1989, Mr. Kling also served as Chief Executive Officer of View-Master-Ideal, a toy manufacturer.

Continuing Directors

The following persons are the Class I and Class II directors of the Company, with terms expiring as set forth below.

Director	Age	Since	Current Term

Class I
E. Randall Chestnut	60	1995	Through 2010
William T. Deyo, Jr.	63	2001	Through 2010
Frederick G. Wasserman	53	2007	Through 2010
Class II
Sidney Kirschner	73	2001	Through 2009
Zenon S. Nie	57	2001	Through 2009

E. Randall Chestnut joined the Company in January 1995 as Vice President, Corporate Development. Since then, he has been an executive of the Company, and in July 2001 he was elected President, Chief Executive Officer and Chairman of the Board.

William T. Deyo, Jr. has been a principal of Goddard Investment Group, LLC, a real estate investment firm, since 1999. He was Executive Vice President of NAI/Brannen Goddard Company, a real estate brokerage firm, from 1999 to 2000. From 1966 to 1999, he held various positions with Wachovia Bank in Atlanta, Georgia, serving last as Executive Vice President. Mr. Deyo also is Chairman of the Board of the Fulton County (Georgia) Hospital Authority and a past member of the Board of Directors of the Center for Visually Impaired Foundation.

Frederick G. Wasserman is President of FGW Partners, LLC, a financial management consulting firm he started in 2008. Until December 2006, he was the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co. From 2001 to 2005, Mr. Wasserman served as the President of Goebel of North America. He is a member of the Board of

Directors of each of Acme Communications, Inc., Allied Defense Group, Inc., Teamstaff, Inc., Breeze-Eastern Corporation, AfterSoft Group, Inc. and Gilman Ciocia, Inc.

Sidney Kirschner is currently a Consultant and serves as Head of School at the Alfred & Adele Davis Academy. He previously served as Chairman of the Board, President and Chief Executive Officer of Northside Hospital, Atlanta, Georgia, from 1992 to 2004. From 1987 to 1992, Mr. Kirschner served as Chairman of the Board, Chief Executive Officer and President of National Service Industries, Inc. a Fortune 500 company listed on the NYSE. Mr. Kirschner joined the company in 1973 as a Vice President. Mr. Kirschner has served on the board of directors of numerous community organizations. He is a member of the Board of Directors of Superior Uniform Group, Inc.; Cleveland Group, Inc; Zyvax Corporation and Beaulieu Group, LLC.

Zenon S. Nie is Chairman of the Board, President and Chief Executive Officer of the CEO Advisory Board LLC, a management consulting firm he founded in 2000, and has been an operating partner in Tri-Artisan Partners since 2001. From 1993 to 2000, he was Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Simmons Company, a manufacturer and distributor of mattresses. He is a member of the Board of Directors of Business Executives for National Security.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers of the Company are elected or appointed by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal, subject to the terms of applicable employment agreements. The executive officers of the Company are as follows:

Name	Age	Position with Company

E. Randall Chestnut(1)	60	Chairman of the Board, President and Chief Executive Officer
Amy V. Samson(2)	47	Vice President and Chief Financial Officer
Nanci Freeman(3)	50	President and Chief Executive Officer, Crown Crafts Infant Products, Inc.

(1)	Information about the business experience of Mr. Chestnut is set forth under “Continuing Directors” above.

(2)	Ms. Samson joined Crown Crafts on July 23, 2001 as Vice President and Chief Financial Officer. Before joining the Company, she had served, since 1995, as Vice President of Finance and Operations of Hamco, Inc., a wholly-owned subsidiary of the Company.

(3)	Ms. Freeman has been President and Chief Executive Officer of Crown Crafts Infant Products, Inc., a wholly-owned subsidiary of the Company, since 1999.

Compensation Discussion and Analysis

The compensation committee of the board of directors has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of the Company. The committee is responsible for assessing and approving the total compensation structure paid to the Company’s chief executive officer and the chief executive officer’s compensation recommendations for other executive officers. Thus, the committee is responsible for determining whether the compensation paid under the Company’s programs is fair, reasonable and competitive and whether it serves the interest of the Company’s stockholders. The compensation committee’s chairman regularly reports to the board of directors on compensation committee actions and recommendations. The Company’s compensation committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

The individuals who served as the Company’s chief executive officer and chief financial officer during fiscal year 2008, as well as the other individuals included in the Summary Compensation Table below, are referred to as the “named executive officers.” With respect to the named executive officers, this Compensation Discussion and

Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, polices and practices for establishing and administering the compensation programs of the named executive officers.

Compensation Philosophy and Objectives

The compensation committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of the Company’s stockholders. The compensation committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short- and long-term strategic objectives and that a significant percentage of executive pay should be based on the principle of pay-for-performance. However, the compensation committee also recognizes that the Company must maintain its ability to attract highly talented executives. For this reason, an important objective of the compensation committee is to ensure the compensation programs of the named executive officers are competitive as compared to similar positions at peer-group companies (the “compensation peer group”).

The Company’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive with comparable companies;

•	annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company;

•	long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals; and

•	executive benefits that are meaningful and competitive with comparable companies.

In designing and administering its executive compensation programs, the compensation committee attempts to strike an appropriate balance among these various elements. The compensation committee considers the pay practices of the compensation peer group to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the compensation committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the named executive officers. The compensation committee also believes there should be a significant equity-based component because it best aligns the executives’ interests with those of the Company’s stockholders. For purposes of retention, the compensation committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of the Company. Finally, the compensation committee also considers other forms of executive pay as a means to attract, retain and motivate highly qualified executives.

Methodology for Establishing Compensation

The compensation committee is comprised of three independent directors who satisfy the Nasdaq listing requirements and relevant SEC regulations. There are no interlocking relationships between any member of our compensation committee and any of our executive officers. None of the compensation committee members is an officer, employee or former officer or employee of the Company.

The compensation committee is responsible for all compensation decisions for the chief executive officer and other named executive officers. The chief executive officer annually reviews the performance of the other named executive officers, including consideration of market pay practices of the compensation peer group in conjunction with both Company and individual performance. The conclusions and recommendations of the chief executive officer are presented to the compensation committee for approval. The compensation committee has absolute discretion as to whether it approves the recommendations of the chief executive officer or makes adjustments, as it deems appropriate.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The compensation committee evaluates the mix between these three elements based on the pay practices of comparable companies. To ensure that compensation levels are reasonably competitive with market rates, the compensation committee has engaged Robert H. Kurisu (“Kurisu”), an executive compensation consultant, to provide an independent analysis of the Company’s executive compensation policies and practices and provide analyses on the pay practices of the compensation peer group. Kurisu reports directly to the compensation committee and the board of directors, and from time to time and with prior notice to the compensation committee, Kurisu also provides executive compensation analysis to management.

The companies included in the compensation peer group are selected primarily on the basis of their comparability to the Company based on size, as measured through annual revenue, market capitalization and other financial measures. Kurisu provides the compensation committee with compensation comparisons and the Company’s relative ranking in all pay categories and recommendations regarding program changes and refinements. Although the compensation committee also considers and reviews information from proxy statements and other relevant survey data, it particularly focuses on the practices of the compensation peer group in considering compensation levels for the chief executive officer and the other named executive officers. The compensation committee considers the opinions and recommendations of the chief executive officer and various outside counsel and strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers. All compensation decisions are made with consideration of the compensation committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance, which will ultimately benefit the Company’s stockholders. With respect to the named executive officers, the following describes in greater detail the objectives and polices behind the various elements of the compensation mix.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and geographic location. Generally, the Company has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash between base salary and incentive bonus awards is based on a variety of factors. The compensation committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility, internal relationships or comparisons and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards under the Company’s short-time incentive plan.

The compensation committee generally evaluates executive salaries annually. An analysis of executive compensation indicated that base salaries for the named executive officers were generally positioned at the market median. For the 2008 fiscal year, based in part on consultation with its independent compensation consultant, and in part upon the compensation committee’s own assessment of the information and factors described above, the compensation committee determined to increase the base salaries of the named executive officers incrementally to maintain market median levels.

Annual Incentive Bonus

The Company intends to continue its strategy of compensating the named executive officers through programs that emphasize performance-based incentive compensation. The Company’s short-term incentive compensation program is designed to recognize and reward executive officers and other employees who contribute meaningfully to an increase in stockholder value and profitability.

In general, the funding of the annual incentive bonus pool is dependent upon earnings before interest, taxes, depreciation and amortization (after deducting incentive compensation) of the Company and its subsidiaries. If the plan is fully funded, each named executive officer has the ability to receive the target bonus payout. The percentage of the target bonus actually paid to each named executive officer depends on the goal attainment levels. The threshold level of performance for funding the bonus pool is 90% of target, at which point the annual bonus pool is 5% funded.

For fiscal year 2008, the Company and Crown Crafts Infant Products, Inc. achieved the maximum performance target, and the bonus pool was fully funded.

Long-Term Incentive Awards

Long-term incentive awards are the third component of the Company’s total compensation package. The compensation committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company. The Company’s 2006 Omnibus Incentive Plan provides for equity incentive awards, which include qualified and nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and common stock or any combination thereof within the limitations set forth in the omnibus plan. Awards may be granted under the omnibus plan from time to time for ten years from the omnibus plan’s effective date of June 13, 2006. The compensation committee approves all awards under the omnibus plan and acts as the administrator of the omnibus plan.

Award levels under the omnibus plan are determined based on the compensation practices of the compensation peer group. In general, long-term incentive awards are targeted at the median of the compensation peer group with appropriate adjustments for individual and Company performance, although past awards have generally been below market levels. Options granted under the omnibus plan vest and become exercisable in equal installments over a two-year period from the grant date. All stock options have been granted with a ten-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Restricted stock awards under the omnibus plan are subject to cliff vesting on the fourth anniversary of the date of grant. Shares of restricted stock are held by the Company in escrow until restrictions lapse and the participant pays taxes on the shares. Participants are entitled to any dividends payable on their restricted stock and to vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should a named executive officer leave the Company prior to the completion of the applicable vesting schedule, the unvested portion of the grant is forfeited.

In an effort to provide the named executive officers with equity compensation that is consistent with the compensation peer group and to further strengthen retention efforts and commitment levels, the compensation committee approved grants of stock options in fiscal year 2008.

Broad-Based Benefits Programs

The named executive officers are entitled to participate in the benefits programs that are available to all full-time employees. These benefits include health, dental, vision and life insurance, healthcare reimbursement accounts, paid vacation and company contributions to a 401(k) profit-sharing retirement plan. The Company’s 401(k) plan provides for matching contributions by the Company in an amount equal to the first 2% of employee compensation deferred, plus 50% of the next 1% of employee compensation deferred. All full-time employees age 21 and older are eligible to participate in the plan after six months of service.

Evaluation of Chief Executive Officer Compensation and Executive Performance

Compensation of Chief Executive Officer

The compensation committee meets with the other independent directors each year in executive session to evaluate the performance of the chief executive officer. The compensation committee also consults with its independent consultant in setting the chief executive officer’s compensation. Neither the compensation committee nor its independent consultant confers with the chief executive officer or any other members of management when setting his base salary. The compensation committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the chief executive officer and the other named executive officers. For fiscal year 2008, the compensation committee considered the chief executive officer’s recent performance, his achievements in prior years, his achievement of specific short-term goals and the Company’s performance in fiscal year 2007. Based on its review, the compensation committee at its June 2007 meeting approved a merit increase to raise the chief executive officer’s salary to $415,000 effective on July 9, 2007.

Compensation of Other Named Executive Officers

The chief executive officer met with the compensation committee to review his compensation recommendations for the other named executive officers. He described the findings of his performance evaluation of all such persons and provided the basis of his recommendations with the compensation committee, including the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved for fiscal year 2007.

In addition to approving adjustments to Mr. Chestnut’s base salary, at its June 2007 meeting, the compensation committee approved a merit increase to raise the base salaries of the Company’s other named executive officers, effective on July 9, 2007, as follows: Nanci Freeman, $271,103 and Amy V. Samson, $231,750. In its analysis of the other named executive officers, the compensation committee applied the same rationale to this group as it applied when considering the chief executive officer’s base salary. The compensation committee also considered the pay practices of the compensation peer group and the analyses and recommendations provided by Kurisu, its independent consultant.

Administrative Policies and Practices

To evaluate and administer the compensation programs of the chief executive officer and other named executive officers, the compensation committee meets periodically each year in conjunction with regularly scheduled board meetings. The compensation committee also holds “special” meetings and meets telephonically to discuss extraordinary items. Additionally, the compensation committee members regularly confer with Kurisu, its compensation consultant, on matters regarding the compensation of the chief executive officer and other named executive officers.

Timing of Grants of Options and Restricted Stock

In fiscal year 2008, the compensation committee approved stock option and restricted grants to the named executive officers in June 2007, effective August 2007.

Stock Ownership Guidelines

The compensation committee has not implemented stock ownership guidelines for the named executive officers. The compensation committee, however, continues to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of the Company and with the stockholders’ interests.

Tax Deductibility of Executive Officer Compensation

Certain provisions of the federal tax laws limit the deductibility of certain compensation for the chief executive officer and other executives to $1.0 million in applicable remuneration in any year. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. The compensation committee, for the benefit of the Company and its stockholders, will take the necessary steps to conform its compensation to qualify for deductibility if it appears that the threshold may be exceeded at some time in the future. Further, the compensation committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, again balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term stockholder value.

Summary Compensation Table

The following table sets forth all compensation paid or accrued during fiscal years 2008 and 2007 to the named executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)		($)

E. Randall Chestnut	2008	$412,308	$252,000	$102,109	$273,900	$21,168	(4)	$1,061,485
Chairman of the Board, President and Chief Executive Officer	2007	399,615	147,000	61,434	243,000	19,563	(5)	870,612
Amy V. Samson	2008	$229,933	$18,113	$38,205	$101,970	$19,024	(6)	$407,245
Vice President and Chief Financial Officer	2007	215,477	10,566	12,287	90,000	17,901	(7)	346,231
Nanci Freeman	2008	$268,296	$14,175	$33,100	$119,285	$19,873	(8)	$454,729
President and Chief Executive Officer, Crown Crafts Infant Products, Inc.	2007	260,676	8,269	9,215	104,270	20,458	(9)	402,888

(1)	Stock awards consist of awards of unvested stock granted on August 25, 2006. Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in the Company’s fiscal year 2008 and 2007 consolidated financial statements in accordance with SFAS 123(R), excluding any impact of assumed forfeiture rates.

(2)	Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in the Company’s fiscal year 2008 and 2007 consolidated financial statements in accordance with SFAS 123(R), excluding any impact of assumed forfeiture rates.

(3)	Amounts consist of cash incentive compensation awards earned for services rendered in fiscal year 2008 and 2007.

(4)	Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $15,476 in automobile expenses and (ii) $5,692 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(5)	Represents amounts paid by the Company on behalf of Mr. Chestnut as follows: (i) $14,063 in automobile expenses and (ii) $5,500 in matching contributions to Mr. Chestnut’s account under the Company’s 401(k) retirement savings plan.

(6)	Represents amounts paid by the Company on behalf of Ms. Samson as follows: (i) $13,353 in automobile expenses and (ii) $5,671 in matching contributions to Ms. Samson’s account under the Company’s 401(k) retirement savings plan.

(7)	Represents amounts paid by the Company on behalf of Ms. Samson as follows: (i) $12,401 in automobile expenses and (ii) $5,500 in matching contributions to Ms. Samson’s account under the Company’s 401(k) retirement savings plan.

(8)	Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $14,178 in automobile expenses and (ii) $5,695 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

(9)	Represents amounts paid by the Company on behalf of Ms. Freeman as follows: (i) $14,958 in automobile expenses and (ii) $5,500 in matching contributions to Ms. Freeman’s account under the Company’s 401(k) retirement savings plan.

Employment, Severance and Compensation Arrangements

Crown Crafts has entered into employment agreements with each of the named executive officers. The Company has also entered into a severance protection agreement with Mr. Chestnut. A summary of the terms of these agreements is set forth below.

E. Randall Chestnut.  The Company entered into an employment agreement with Mr. Chestnut effective as of July 23, 2001, pursuant to which Mr. Chestnut has agreed to serve as President, Chief Executive Officer and Chairman of the Board of the Company. The original term of Mr. Chestnut’s employment agreement expired March 31, 2004; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Mr. Chestnut’s employment agreement provides for an initial annual salary of $350,000, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time. Mr. Chestnut’s employment agreement also contains one-year post-employment non-competition provisions.

The Company entered into an amended and restated severance protection agreement with Mr. Chestnut effective as of April 20, 2004. This agreement provides for a two-year term renewable annually (so as to always be effective for two years after each renewal date), unless either party notifies the other of non-renewal in a timely manner. Under Mr. Chestnut’s severance protection agreement, Mr. Chestnut is entitled to certain benefits upon the termination of his employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Amy V. Samson.  The Company entered into an amended and restated employment agreement with Ms. Samson effective as of April 20, 2004, pursuant to which Ms. Samson has agreed to serve as Chief Financial Officer of the Company. The original term of Ms. Samson’s employment agreement expired April 30, 2005; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Samson’s employment agreement provides for an initial annual salary of $176,400.12, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time. Ms. Samson’s employment agreement also contains one-year post-employment non-competition provisions.

Under Ms. Samson’s employment agreement, Ms. Samson is entitled to certain benefits upon the termination of her employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Nanci Freeman.  The Company entered into an amended and restated employment agreement with Ms. Freeman effective as of April 20, 2004, pursuant to which Ms. Freeman has agreed to serve as President and Chief Executive Officer of Crown Crafts Infant Products, Inc., a wholly-owned subsidiary of the Company. The original term of Ms. Freeman’s employment agreement expired April 30, 2005; however, the agreement currently renews automatically on a monthly basis unless either party gives the other party one year’s advance notice of non-renewal.

Ms. Freeman’s employment agreement provides for an initial annual salary of $248,062.50, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by the compensation committee, as well as other benefits under programs adopted by the Company from time to time. Ms. Freeman’s employment agreement also contains one-year post-employment non-competition provisions.

Under Ms. Freeman’s employment agreement, Ms. Freeman is entitled to certain benefits upon the termination of her employment. These benefits are discussed in the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers at March 30, 2008, the last day of the Company’s 2008 fiscal year.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of	Market Value
	Underlying	Underlying				Shares or Units	of Shares or
	Unexercised	Unexercised			Option	of Stock That	Units of Stock
	Options (#)	Options (#)		Option	Expiration	Have Not	That Have Not
Name	Exercisable	Unexercisable		Exercise Price	Date	Vested (#)(3)	Vested ($)(4)

E. Randall Chestnut	—	—		—	—	320,000	$1,174,400
	35,000	—		$1.1875	9/8/2010	—	—
	50,000	50,000	(1)	$3.15	8/25/2016	—	—
Amy V. Samson	—	—		—	—	23,000	$84,400
	2,500	—		$2.3125	12/28/2009	—	—
	5,000	—		$1.0625	7/7/2010	—	—
	10,000	10,000	(1)	$3.15	8/25/2016	—	—
	—	22,500	(2)	$4.08	8/14/2017	—	—
Nanci Freeman	—	—		—	—	18,000	$66,100
	5,000	—		$2.3125	12/28/2009	—	—
	10,000	—		$1.0625	7/7/2010	—	—
	7,500	7,500	(1)	$3.15	8/25/2016	—	—
	—	22,500	(2)	$4.08	8/14/2017	—	—

(1)	Amounts shown are the number of shares underlying the options granted to the named executive officers on August 25, 2006. The options vest and become exercisable in equal installments over a 2-year period.

(2)	Amounts shown are the number of shares underlying the options granted to the named executive officers on August 14, 2007. The options vest and become exercisable in equal installments over a 2-year period.

(3)	Amounts shown are the number of shares of service-based unvested stock awards granted on August 25, 2006. The shares vest on the fourth anniversary of the date of grant.

(4)	Market values shown are based on the closing price of the Company’s common stock as of March 28, 2008 ($3.67), as reported on The Nasdaq Capital Market.

Potential Payments Upon Termination or Change in Control

Each of the employment agreements between the Company and the named executive officers requires the Company to make severance payments and provide severance benefits to the executive under certain circumstances if his or her employment with the Company is terminated other than for “Cause” or the executive’s death or disability. For these purposes, a termination of employment is generally for “Cause” if the executive has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds of the Company’s board that the executive (i) intentionally and continually failed substantially to perform his or her reasonably assigned duties for a period of at least thirty days after a written notice of demand for substantial performance has been delivered to the executive, or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Company.

Under Mr. Chestnut’s employment agreement and severance protection agreement, if, during the two years following a “Change in Control,” he terminates his employment for “Good Reason” or for any reason during the 90-day period commencing 90 days after the occurrence of the Change in Control or if the Company terminates his employment other than for Cause, death or disability, he will be entitled to receive the following payments, benefits or rights: (i) payment of three times his annual base salary (based upon the highest rate in effect on certain dates as set forth in the employment agreement); (ii) payment of three times the bonus amount previously paid to him (based upon the highest amount previously paid during certain periods as set forth in the employment agreement); (iii) for a period of three years, or such longer period as may be provided by the terms of the appropriate program, practice or policy, continuation on behalf of Mr. Chestnut, his dependents and beneficiaries of life insurance, disability, medical, dental and hospitalization benefits; (iv) payment of the excess retirement benefit he would have received had he remained employed for three additional years; (v) all of Mr. Chestnut’s outstanding incentive awards shall become fully vested and, if applicable, fully exercisable; (vi) Mr. Chestnut may require the Company to purchase within five days following his termination any shares of stock or shares purchased upon exercise of any options at a price equal to the fair market value of such shares on the date of purchase by the Company; (vii) payment of outplacement services up to $30,000; and (viii) payment of reasonable moving expenses.

Under the employment agreements between the Company and each of Ms. Samson and Ms. Freeman, if such executive’s employment is terminated by the Company without Cause or by the executive for Good Reason, then the executive is entitled to payment of (i) her salary, perquisites and all other compensation other than bonuses for the greater of the remaining term of her employment agreement and one year and (ii) a bonus, which is required to be an amount equal to the highest annual bonus paid or payable to her in respect of any of the preceding three full fiscal years. These benefits are also payable to either Ms. Samson or Ms. Freeman if her respective employment agreement is not expressly assumed by any acquirer of the Company, whether by purchase, merger, consolidation or otherwise.

Under their respective employment agreements, Ms. Samson and Ms. Freeman are each entitled to provide notice of termination of employment and receive the severance payments and benefits discussed in the immediately preceding paragraph under the following circumstances: (i) if there occurs a Change in Control, and if at the time of such Change in Control, E. Randall Chestnut is not employed by the Company or any of its affiliates; or (ii) if there occurs a Change in Control and if Mr. Chestnut is so employed at the time of such Change in Control and at any time during the 180-day period immediately following the occurrence of such Change in Control, Mr. Chestnut shall no longer be employed by the Company or any of its affiliates for whatever reason.

For these purposes, “Good Reason” generally means a good faith determination by the executive that, without the executive’s consent, any one or more of the following events or conditions has occurred:

•	the assignment to the executive of any duties inconsistent with the executive’s position, authority, duties or responsibilities;

•	a material reduction by the Company of the executive’s base salary or an adverse change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement;

•	any failure to pay the executive any compensation or benefits to which the executive is entitled within five days of the date due;

•	with respect to Mr. Chestnut, a failure to increase his base salary at least annually at a percentage of base salary no less than the average percentage increases granted to him during the three fiscal years ended prior to a Change in Control;

•	the Company’s requiring the executive to be based anywhere other than within 50 miles of the executive’s job location (25 miles in the case of Mr. Chestnut), except for reasonably required travel;

•	the failure by the Company to continue in effect any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement, in which the executive participates, or the taking of any action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any of such plans;

•	the taking of any action by the Company that would materially adversely affect the physical conditions in or under which the executive performs his or her employment duties;

•	the insolvency or the filing of a petition for bankruptcy by the Company;

•	any purported termination of the executive’s employment for Cause by the Company which does not comply with the specified provisions governing a termination for Cause; or

•	any breach by the Company of any material provision of the executive’s employment agreement.

“Change in Control” under the Company’s employment agreements with Ms. Samson and Ms. Freeman generally means (i) any transaction, whether by merger, consolidation, asset sale, tender offer, reserve stock split or otherwise, which results in the acquisition or beneficial ownership by any person or entity or any group of persons or entities acting in concert or 25% or more of the outstanding shares of common stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the liquidation of the Company.

“Change in Control” under the Company’s severance protection agreement with Mr. Chestnut generally means any of the following:

•	an acquisition of any voting securities of the Company by any person immediately after which such person has beneficial ownership of 25% or more of the combined voting power of the Company’s then outstanding voting securities;

•	the individuals who as of the date of the severance protection agreement are members of the board of directors cease to constitute at least a majority of the members of the board, provided that (i) if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall be considered as a member of the incumbent board, and (ii) no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board; or

•	approval by shareholders of the Company of:

•	a merger, consolidation or reorganization involving the Company, unless such transaction is a “Non-Control Transaction,” which means a merger, consolidation or reorganization of the Company where:

•	the shareholders of the Company, immediately before such merger, consolidation or reorganization, own immediately following such transaction at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction,

•	the individuals who were members of the incumbent board immediately prior to the execution of the agreement providing for such transaction constitute at least a majority of the members of the board of directors of (i) the surviving corporation or (ii) a corporation beneficially owning a majority of the voting securities of the surviving corporation, and

•	no person other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (iv) any person who, immediately prior to such merger, consolidation or reorganization, had beneficial ownership of 25% or more of the then outstanding voting securities), has beneficial ownership of 25% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

•	a complete liquidation or dissolution of the Company; or

•	an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).

Based upon a hypothetical termination of each named executive officer on March 30, 2008, the last day of the Company’s 2008 fiscal year, by such executive for Good Reason or following a Change in Control or by the Company without Cause (except as set forth in the footnotes below with respect to certain stock and option awards), assuming the existence of the facts discussed above upon which the executives’ receipt of severance benefits is conditioned, estimated severance benefits payable to each named executive officer would be as follows:

	Salary, Bonus		Accelerated		Accelerated
	and Other		Vesting of Stock		Vesting of Stock
Name	Benefits ($)		Awards ($)		Options ($)		Other ($)		Total ($)

E. Randall Chestnut	$2,162,650	(1)	$1,174,400	(3)	$26,000	(5)	$45,000	(7)	$3,408,050	(8)
Amy V. Samson	$362,284	(2)	$84,410	(4)	$5,200	(6)	$—		$451,894
Nanci Freeman	$428,065	(2)	$66,060	(4)	$3,900	(6)	$—		$498,025

(1)	Represents salary, bonus, estimated costs of insurance benefits and contributions to the Company’s 401(k) retirement savings plan.

(2)	Represents salary, bonus and estimated costs of other benefits.

(3)	Represents the intrinsic value (the value of the Company’s stock on March 30, 2008) of the unvested stock that would vest.

(4)	Represents the intrinsic value (the value of the Company’s stock on March 30, 2008) of the unvested stock that would vest under the executive’s stock grant agreements upon a change in control.

(5)	Represents the intrinsic value (the value of the Company’s stock on March 30, 2008 minus the exercise price) of the unvested, unexercised stock option awards that would vest and become exercisable.

(6)	Represents the intrinsic value (the value of the Company’s stock on March 30, 2008 minus the exercise price) of the unvested, unexercised stock option awards that would vest and become exercisable under the executive’s option grant agreements upon a change in control.

(7)	Under the terms of Mr. Chestnut’s severance protection agreement, Mr. Chestnut would be entitled to receive up to $30,000 of outplacement services and reasonable moving expenses, estimated to be approximately $15,000.

(8)	Mr. Chestnut’s severance protection agreement also provides that if any payment or benefit to which Mr. Chestnut is entitled pursuant to the agreement gives rise to excise tax liability for Mr. Chestnut under Section 4999 of the Internal Revenue Code, a tax gross-up will be provided to him so that he will receive the same after-tax payment as would have been the case if such payment or benefit were not subject to such excise tax. A gross-up payment amount has not been included in this table.

Director Compensation

During fiscal year 2008, each non-employee director was paid an annual cash retainer of $20,000, and committee chairmen and the lead director were paid an additional $4,500 annual cash retainer. Each non-employee director also received a cash fee of $2,500 for each board meeting attended and $2,000 for each committee meeting held other than in conjunction with a board meeting. For each committee meeting held in conjunction with a board meeting, each committee member received a cash fee of $1,000. An additional $2,500 was paid for travel time associated with attending meetings outside the greater Atlanta, Georgia area. Each non-employee director also received an option grant in August 2007 to purchase 2,000 shares of Crown Crafts Series A common stock. Directors who are employees of Crown Crafts or its subsidiaries do not receive any compensation for their service as directors.

The following table sets forth information regarding compensation paid to current and former non-employee directors of the Company for fiscal year 2008.

	Fees Earned
	or Paid	Option
	in Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)

William T. Deyo, Jr.	$74,500	$2,836	$77,336
Steven E. Fox	$28,833	$1,606	$30,439
Sidney Kirschner	$61,000	$2,836	$63,836
Zenon S. Nie	$93,225	$2,836	$96,061
Donald Ratajczak	$75,500	$2,836	$78,336
James A. Verbrugge	$62,000	$2,836	$64,836
Frederick G. Wasserman	$39,435	$1,099	$40,534

(1)	Includes fees earned in fiscal year 2008 but paid in fiscal years 2008 and 2009.

(2)	The options vest and become exercisable in equal installments over a 2-year period. The amounts shown do not reflect compensation actually received by each director. The amounts shown represent expense recognized in the Company’s fiscal year 2008 consolidated financial statements in accordance with SFAS 123(R), excluding any impact of assumed forfeiture rates.

(3)	As of March 30, 2008, each non-employee director then in office or former non-employee director had the following number of options outstanding: William T. Deyo, Jr., 3,666; Steven E. Fox, 0; Sidney Kirschner, 10,000; Zenon S. Nie, 3,666; Donald Ratajczak, 5,999; James A. Verbrugge, 5,999; and Frederick G. Wasserman, 2,000.

AUDIT COMMITTEE DISCLOSURE

Report of the Audit Committee

The audit committee of the Company’s board of directors is comprised of three directors, all of whom are independent, as defined by the listing standards of Nasdaq. The board has determined that Donald Ratajczak is an audit committee financial expert within the meaning of regulations adopted by the SEC as a result of his accounting and related financial management expertise and experience. The main function of the audit committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the board and the stockholders. The audit committee also reviews and recommends to the board the approval of the annual financial statements and provides a forum, independent of management, where the Company’s auditors can communicate any issues of concern. In performing all of these functions, the audit committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

The audit committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the audit committee’s responsibilities and how it should carry them out. The complete text of the audit committee charter is available on the Company’s website at www.crowncrafts.com.

The audit committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended March 30, 2008. The audit committee has discussed with Deloitte & Touche LLP, the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the aforementioned review and discussions with management and the Company’s auditors, and subject to the limitations on the role and responsibilities of the audit committee described above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2008.

This report has been submitted by the audit committee.

Donald Ratajczak (Chairman)
William T. Deyo, Jr.
James Verbrugge

Independent Public Accountants

Deloitte & Touche LLP currently serves as the Company’s independent public accountants and conducted the audit of the Company’s consolidated financial statements for fiscal year 2008. Appointment of the independent public accountants of the Company is not required to be submitted to a vote of the stockholders of the Company for ratification under the laws of Delaware.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended March 30, 2008 and April 1, 2007:

	Fiscal 2008	Fiscal 2007
Fee Category	Fees	Fees

Audit Fees	$146,800	$134,500
Audit-related Fees	$37,175	$10,400
Tax Fees	$61,795	$51,925
All Other Fees	$—	$—

Total Fees	$245,770	$196,825

Audit Fees.  Audit fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and custom and duties tax planning.

All Other Fees.  Other fees consist of fees for products and services other than the services reported above. There were no fees paid to Deloitte & Touche LLP in fiscal 2008 or 2007 that are not included in the above classifications.

Pre-Approval Policies and Procedures

All services provided by Deloitte & Touche LLP are subject to pre-approval by the Company’s audit committee. Before granting any approval, the audit committee must receive: (i) a detailed description of the proposed service; (ii) a statement from management as to why they believe Deloitte & Touche LLP is best qualified to perform the service; and (iii) an estimate of the fees to be incurred. Before granting any approval, the audit committee gives due consideration to whether approval of the proposed service will have a detrimental impact on the independence of Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, based upon publicly-filed documents, regarding the number and percentage of shares of Crown Crafts Series A common stock that are deemed to be “beneficially owned” under the rules of the SEC, as of the record date, by (i) each director of the Company, (ii) the current executive officers of the Company named in the Summary Compensation Table included elsewhere herein, (iii) all officers and directors as a group, and (iv) all persons known to the Company who may be deemed beneficial owners of more than 5% of the outstanding shares of Crown Crafts Series A common stock. An asterisk indicates beneficial ownership of less than 1%. Unless otherwise specified in the footnotes, the stockholder has sole voting and dispositive power over the shares of Crown Crafts Series A common stock beneficially held.

	Number of
	Shares	Percentage of
	Beneficially	Outstanding
Name	Owned(1)	Shares

Wynnefield Partners Small Cap Value, L.P. 450 Seventh Avenue, Suite 509 New York, New York 10123	1,463,335	15.6%
E. Randall Chestnut(2)	631,102	6.7%
Wellington Trust Company, NA c/o Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	614,668	6.6%
Nanci Freeman(3)	281,810	3.0%
Amy V. Samson(4)	181,112	1.9%
Donald Ratajczak(5)	45,334	*
Zenon S. Nie	38,282	*
James A. Verbrugge(6)	20,334	*
William T. Deyo, Jr.	15,334	*
Sidney Kirschner(7)	15,334	*
Frederick G. Wasserman	—	*
Joseph Kling	—	*
All officers and directors as a group (10 persons)	1,228,642	12.9%

(1)	The number of shares beneficially owned and the percentage of ownership includes all options to acquire shares of Series A common stock that may be exercised within 60 days of June 13, 2008.

(2)	Includes 546,102 shares of Series A common stock owned individually by Mr. Chestnut and options to purchase 85,000 shares of Series A common stock.

(3)	Includes 208,500 shares of Series A common stock owned individually by Ms. Freeman, 10,250 shares owned by her husband, 60 shares owned by her minor children, options owned by Ms. Freeman to purchase 22,500 shares of Series A common stock and options owned by her husband to purchase 40,500 shares of Series A common stock.

(4)	Includes 163,612 shares of Series A common stock owned individually by Ms. Samson and options to purchase 17,500 shares of Series A common stock.

(5)	Includes 43,001 shares of Series A common stock owned individually by Dr. Ratajczak and options to purchase 2,333 shares of Series A common stock.

(6)	Includes 18,001 shares of Series A common stock owned individually by Dr. Verbrugge and options to purchase 2,333 shares of Series A common stock.

(7)	Includes 9,000 shares of Series A common stock owned individually by Mr. Kirschner and options to purchase 6,334 shares of Series A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the common stock of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended March 30, 2008, all of the Company’s officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that due to an administrative error, a Form 4 relating to a sale by Mr. Chestnut of shares of Crown Crafts Series A common stock was filed on January 9, 2008 rather than the due date of January 8, 2008.

OTHER MATTERS

The board does not contemplate bringing before the annual meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Stockholders, nor does it have information that other matters will be presented at the annual meeting. If other matters come before the annual meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

ADDITIONAL INFORMATION

Where You Can Find More Information

Crown Crafts is delivering with this proxy statement a copy of its Annual Report on Form 10-K for the year ended March 30, 2008. Crown Crafts files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Upon receipt of a written request, the Company will, without charge, provide any stockholder a copy of the Company’s annual report, including financial statements and the footnotes thereto. Copies of exhibits to the annual report are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the corporate secretary of Crown Crafts at the following address: Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the Company’s 2009 annual meeting of stockholders and who wishes to have the proposal included in the proxy statement for that meeting must submit the proposal to the Company’s corporate secretary. The proposal must be received no later than March 10, 2009 and must otherwise comply with applicable SEC rules for inclusion in the Company’s 2009 proxy statement.

Stockholders who wish to propose a matter for action at the 2009 annual meeting, including the nomination of directors, but who do not wish to have the proposal included in the proxy statement, must notify Crown Crafts in writing of the information required by the provisions of the Company’s bylaws relating to stockholder proposals. Under the Company’s bylaws, for proposed business to be considered at such meeting, a stockholder must notify the Company’s corporate secretary in writing not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting, of any proposals.

Stockholder proposals may be submitted to the corporate secretary of Crown Crafts at the following address: Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. It is anticipated that a number of brokers with account holders who are stockholders of the Company will be householding the Company’s proxy materials. If you receive notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or notify us by sending a written request to Crown Crafts, Inc., P.O. Box 1028, Gonzales, Louisiana 70707, Attn.: Corporate Secretary.

PROXY
CROWN CRAFTS, INC.
ANNUAL MEETING OF STOCKHOLDERS — AUGUST 12, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated July 8, 2008, revoking any proxy previously given, hereby appoint(s) E. Randall Chestnut and Amy Vidrine Samson as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Series A common stock of Crown Crafts, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on August 12, 2008, at the Company’s headquarters, 916 South Burnside Avenue, Gonzales, Louisiana 70737, at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.
The Board of Directors recommends a vote FOR all the nominees listed below.
1.	Election of the following nominees to the Board of Directors for a three-year term:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

	Donald Ratajczak	Joseph Kling
Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy will be deemed to grant such authority.

2.	Upon such other matters as may properly come before the meeting:

☐	FOR	☐	AGAINST	☐	ABSTAIN
PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or other non-corporate entity, please sign in full partnership or entity name by authorized person.

Print Name(s):

Signature:

Signature:

Title or Authority:

Dated:                                        , 2008